August 24, 2004

English Language Learning and Instruction System, Inc.
406 West 10600 South
Suite 610
Salt Lake City, Utah 84092

Re:  Registration Statement on Form SB-2

Gentlemen:

We are acting as counsel to English Language Learning and Instruction System, Inc., a Delaware corporation (the "Company") in providing this opinion with respect to the issuance of up to 15,439,746 shares of the Company's common stock (the "Shares") pursuant to the terms and conditions of the Company's Registration Statement on Form SB-2 (the "Registration Statement"). We also acted as counsel in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") on or about August 26, 2004.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B promulgated under the Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

      (i)   the Company's Certificates of Incorporation;
      (ii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the shares;
      (iii) the Registration Statement; and
      (iv) such other documents as we have deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. The members of our firm are admitted to the practice of law in the state of Utah, and we express no opinion as to the laws of any other jurisdiction.

Based on and subject to the foregoing, we are of the opinion that the Shares will be, when issued in accordance with the Company's Registration Statement and the related Prospectus, duly and validly issued and fully paid and non-assessable under the General Corporation Law of Delaware; and the shareholders of the Company have no preemptive rights to acquire additional shares of the Company's common stock in respect to the Shares.

We hereby consent to the filing of this opinion with the Commission as Exhibit
5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

                                    /s/ Mike Otto

                                    Otto & McBride, P.C.

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   4001 South 700 East, Suite 500 * Salt Lake City, Utah 84109
               * Phone (435) 640-7221 * Fax (801) 264-6629